The Income Fund of America, Inc.
One Market, Steuart Tower, San Francisco, California 94105
Telephone (415) 421-9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$2,741,287
Class B	$184,596
Class C	$296,266
Class F	$115,303
Total	$3,337,452
Class 529-A	$24,723
Class 529-B	$3,874
Class 529-C	$8,909
Class 529-E	$1,167
Class 529-F	$678
Class R-1	$2,010
Class R-2	$17,170
Class R-3	$32,101
Class R-4	$15,313
Class R-5	$10,610
Total	$3,454,007

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.9263
Class B	$0.7707
Class C	$0.7605
Class F	$0.9183
Class 529-A	$0.9076
Class 529-B	$0.7443
Class 529-C	$0.7450
Class 529-F	$0.9518
Class 529-E	$0.8492
Class R-1	$0.7519
Class R-2	$0.7516
Class R-3	$0.8481
Class R-4	$0.9080
Class R-5	$0.9682

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	3,198,530
Class B	249,422
Class C	436,959
Class F	149,896
Total	4,034,807
Class 529-A	31,912
Class 529-B	5,728
Class 529-C	13,904
Class 529-E	1,580
Class 529-F	966
Class R-1	3,673
Class R-2	26,396
Class R-3	47,691
Class R-4	21,952
Class R-5	17,019
Total	4,205,628

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.54
Class B	$20.43
Class C	$20.39
Class F	$20.52
Class 529-A	$20.52
Class 529-B	$20.47
Class 529-C	$20.49
Class 529-E	$20.49
Class 529-F	$20.52
Class R-1	$20.48
Class R-2	$20.42
Class R-3	$20.50
Class R-4	$20.53
Class R-5	$20.54